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                         INTERNATIONAL HOME FOODS, INC.
                (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)


EXHIBIT 12     COMPUTATION OF CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES


                                                                                  Three Months Ended
                                                                           March 31, 1999    March 31, 1998
                                                                           --------------    --------------
Income before provision for income taxes                                   $       53,329    $       31,912


Add (subtract):

      Interest on term loans and notes                                             24,663            21,732

      Amortization of debt cost                                                     1,088             1,190

      Portion of rents representative of interest                                     474               558
                                                                           --------------    --------------

Income as adjusted                                                         $       79,554    $       55,392


Fixed Charges

      Interest on term loans and notes                                     $       24,663    $       21,732

      Amortization of debt costs                                                    1,088             1,190

      Portion of rents representative of interest                                     474               558
                                                                           --------------    --------------

      Total fixed charges                                                  $       26,225    $       23,480

Consolidated Ratio of Earnings to Fixed Charges                                      3.03              2.36
                                                                           ==============    ==============




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